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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

VARIAN MEDICAL SYSTEMS, INC. (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On behalf of Varian Medical Systems, Inc. ("Company"), attached are the following documents:

Exhibit A	Press Release of the Company announcing "Varian Medical Systems Board of Directors Calls For Special Meeting of Stockholders to Approve Increasing Authorized Common Stock; Board to Consider Stock Split Dividend".
Exhibit B	Question and Answers of the Company regarding "Special Meeting of Stockholders to Approve Increasing Authorized Common Stock; Board to Consider Stock Split Dividend".

Both of these documents are being released on the even date hereof to the public and to persons who may be receiving and responding to inquiries from investors.

EXHIBIT A

FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Board of Directors Calls For Special Meeting of Stockholders to Approve Increasing Authorized Common Stock; Board to Consider Stock Split

        Palo Alto, Calif., February 20, 2004—Varian Medical Systems (NYSE:VAR) today announced that its board of directors has voted to call a special meeting of the company's stockholders to consider approving an increase of the company's authorized shares of common stock by 90 million shares.

        Varian Medical Systems' board is proposing to increase the number of shares of authorized common stock for general business purposes and a possible stock split. A 2-for-1 stock split in January 2002 reduced the company's available shares of common stock to a level that is insufficient for general business purposes or for another possible stock split. Varian Medical Systems now has 68 million shares of common stock outstanding (77 million when all outstanding options are considered). The total number of authorized shares of common stock is currently 99 million.

        "Our company has not increased its authorized shares of common stock since it was incorporated in Delaware more than 40 years ago," said Richard M. Levy, chairman and CEO of the company. "We intend to call the special meeting of the stockholders as soon as possible, and if the stockholders vote to approve increasing the authorized common stock, the Board plans to consider at that time whether to declare another stock split." A date for the stockholders meeting will be announced in April following the preparation of necessary proxy materials that will be distributed to the stockholders.

        Varian Medical Systems will file a proxy statement in connection with the special meeting. Investors and security holders are urged to read this filing when it becomes available because it will contain important information. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission's website at www.sec.gov. In addition, investors and security holders may obtain free copies of these documents by contacting Varian Medical Systems' Investor Relations Department at (650) 424-5834.

-more-

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Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 2,975 people who are located at manufacturing sites in North America and Europe and in its 48 sales and support offices around the world. In its most recent fiscal year ended September 26, 2003, Varian Medical Systems reported sales of over $1 billion. Additional information is available on the company's investor relations web site at www.varian.com

Forward Looking Statements
Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning future actions, including declaring a stock split, and any statements using the terms "will," "plans," "intend," "proposing," "possible," "may," or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company's actual results to differ materially from those anticipated. Such risks and uncertainties include a material change in our business results due to factors listed from time to time in the company's filings with the Securities and Exchange Commission, the failure of our stockholders to approve a proposal to increase the amount of authorized shares of stock of the company, a material change in our stock price that would make a stock split unattractive and a material change in the financial condition of the company that would not allow us to support a stock split. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

EXHIBIT B

Q&A for Special Board Meeting on Stock Authorization
February 20, 2004

Why would the Board consider authorizing more shares?
The company has 99 million authorized shares of common stock, and now has only 22 million authorized and unissued shares currently available, which the Board considers inadequate for ongoing general business purposes. Much of the issued and outstanding shares of authorized common stock are the result of the two-for-one stock split that was effective in January, 2002.

Why would the Board consider declaring a stock split?
A stock split increases the liquidity of the shares for investors.

Why a special meeting and not a regular meeting?
At the time the proposals for the February 2004 annual stockholders' meeting were finalized, the stock price for our common stock was not at the level where the Board would consider a stock split. Subsequently, the stock price achieved and has sustained a high enough price level where it appeared that a stock split could be considered. Because the company does not have sufficient shares to split the stock, the Board elected to call for a special meeting of the stockholders to approve increasing the amount of authorized shares of common stock.

When will you schedule the special meeting?
We expect that in April, the company will announce the record date for the special meeting, announce a specific date for the meeting and begin mailing necessary proxy materials. We anticipate that the special meeting could take place in June.

If the board authorizes a stock split, when would it take place?
Stock splits normally take place 5-6 weeks from the date that they are declared by the company's Board of Directors. If the proposed increase in the authorized shares of common stock is approved by the stockholders at a special meeting in June and if the Board subsequently decides by resolution to declare a stock split, then a stock split could take place as early as July.

How many shares does Varian Medical Systems have outstanding and how many unissued shares are there?
Varian Medical Systems has about 68 million shares of common stock outstanding and approximately 9 million shares of stock that have been committed for stock option grants. There are another 22 million shares of authorized and unissued Varian Medical Systems common stock.

When was the last time the stock was split, and what price was it trading at?
It was January 15, 2002 and the price was at about $72 per share.

Are there any other proposals that would be presented for stockholder approval at the special meeting?
Other than the proposal for the increase in authorized common stock, the company is not planning on presenting any other proposals at this time.

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EXHIBIT A
EXHIBIT B